Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2011, relating to the financial statements and financial statement schedules of Colonial Realty Limited Partnership and subsidiaries as of and for the years ended December 31, 2010 and 2009, and the effectiveness of Colonial Realty Limited Partnership's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Colonial Realty Limited Partnership for the year ended December 31, 2010, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Birmingham, Alabama
May 6, 2011